Exhibit 10.79

November 2, 2010

Personal & Confidential

Jose Cil

10500 Snapper Creek Road

Coral Gables, FL 33156

Dear Jose:

Further to our recent discussions, I am pleased to confirm the terms and conditions of your temporary international assignment (the “Assignment”) to Switzerland (the “Host Country”).

During the Assignment, the terms of this letter (“Assignment Letter”) override the terms of the Employment Agreement (the “Employment Agreement”) dated as of November 2, 2010 between Burger King Corporation (“Company”) and Jose Cil (“you”) to the extent of any inconsistency. Otherwise, the terms of the Employment Agreement shall control. Unless otherwise defined herein, all capitalized terms contained in this Assignment Letter shall have the meanings given to them in the Employment Agreement.

1.	Assignment.

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Assignment Position. The Assignment position you are being offered is Executive Vice President, President, Europe, Middle East and Africa. During the Assignment, you will perform the duties of this role and any other duties reasonably required by Burger King Europe GmbH (“Host Entity”) or any other similar position that may be required by the Host Entity from time to time in accordance with its business needs. For the avoidance of any doubt, you will be working for, taking orders from and ultimately managed, controlled and directed by the Host Entity. Any alteration to your role will not amend the terms of the Assignment except to the extent set out in a written agreement signed by you and the Company.

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Home Country and Family Unit. Miami, Florida will be considered your point of origin (the “Home Country”) and the location to which the Company will return you and your spouse and two (2) dependent children (“Family Unit”) upon final repatriation.

•	Continuity of Employment. During the period of the Assignment, you will continue to be an employee of, and remain continuously employed by, the Company.

•	Term of Assignment. The Assignment will commence on the Commencement Date, and subject to sub-sections (a) and (b) below, will have a term of three (3) years (the “Term”):

(a)	The Company may, in its sole discretion and by providing you with not less than ninety (90) days notice, terminate the Assignment at any time prior to the end of the Term (or the Extended Term, as such term is defined below, if applicable), in which case the references in this Assignment Letter to “Term” or “Extended Term”, as applicable, will be to the shortened Term or Extended Term, provided that the Company shall not be obligated to provide you with such ninety (90) day notice in the event that your Assignment is being terminated by the Company as a result of the termination of your employment with the Company.

(b)	The Company may, by providing you with not less than ninety (90) days notice, from time to time, request an extension of the Term for a period of up to a total of two (2) years following the end of the Term. The Company and you agree to use good faith efforts to reach an agreement regarding any such extension. If, however, after using such good faith efforts, the Company and you fail to extend the Term prior to the expiration thereof, then this Assignment shall terminate effective as of end of the then current Term, and such termination shall constitute your voluntarily resignation from the Company (other than for Good Reason) for all purposes under this Assignment Letter and the Employment Agreement. Following the end of the initial five (5) year period, the parties may also extend the Assignment for any longer period of time by mutual agreement. Any period of extension hereunder shall be referred to in this Assignment Letter as the “Extended Term.” This subsection (b) shall survive the termination of this Assignment Letter, your Assignment and the Employment Agreement.

(c)	Upon the termination of the Assignment by the Company other than by reason of your assignment to a new location or the termination of your employment with the Company, and provided that you are in compliance with the terms of this Assignment Letter and the Employment Agreement, you shall be offered a position in the Home Country with an Executive Vice President title and with such duties as are determined by the Company based on current requirements of the business, provided that if the Company fails to offer you such a position by the end of the Assignment, your employment shall be deemed to have been terminated as of the end of the Assignment, by the Company Without Cause in accordance with section 8(c) of the Employment Agreement, and you shall be entitled to severance benefits in accordance with your Employment Agreement.

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Representation as a Seconded Representative. Your relationship with the Host Entity will be as a seconded representative. You will not have the authority, either direct or implied, to conclude any contracts on behalf of the Company or to bind the Company in any way, and although you may conduct some negotiations on behalf of the Company, the Company shall have complete jurisdiction over all final, negotiated documents and transactions. In addition, you shall conduct yourself in accordance with the guidelines set out in the attached Schedule 1.

2.	Employment Authorization. The Assignment is offered subject to obtaining the appropriate residency and employment authorizations that are required for you to work and live in the Host Country. The Human Resources Department of the Company, as well as outside legal consultants and accountants, will assist you in obtaining such authorization. You agree to supply these outside legal consultants and accountants with any necessary documentation they may require in order to obtain such authorization. The Company will cover any costs associated with such requirements, such as work/resident permits including the cost associated with visas/permits for your Family Unit, if applicable.

3.	Compensation Overview. During the Assignment to the Host Country and while you will remain an employee of the Company, you will perform services for and represent the Host Entity. During this period you will be paid by the Company, however, the Host Entity will bear the cost of your remuneration and will reimburse the Company such amounts.

During the Assignment, you will receive the following compensation and benefits, in lieu of those referred to in the Employment Agreement:

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Base Salary. Upon commencement of the Assignment, your Base Salary will remain at $500,000 gross per annum, from which the Company will deduct hypothetical tax, as more fully described in Exhibit “B”, attached and made a part hereof, and other taxes and deductions as may be mandated by law.

•	Bonus/Annual Incentive Plan. You will continue to participate in the Bonus Plan as described in the Employment Agreement.

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Employee Benefit Plans. During the Assignment, you shall continue to participate in the benefit plans of your Home Country unless stated otherwise in this letter or otherwise prohibited by law or the terms of the applicable employee plan. Appropriate health care for you and your Family Unit will be provided through the CIGNA International Expatriate Benefits plan.

4.	Assignment-Related Allowances and Benefits.

Below is a description of the specific benefits to which you will be entitled in connection with the Assignment.

•	Pre-Departure and Relocation.

(a)	Tax Consultant. You are required to meet with a Company-designated tax service provider (KPMG or such other provider as designated by the Company in its discretion) for an initial review of the Company’s tax policies and practices, both in the Home Country and in the Host Country. These tax consultations also provide you with an opportunity to understand the tax issues related to the Assignment. We will advise the tax consultant to hold your personal information in strict confidence.

(b)	Medical Examination. It is suggested that you have a medical examination in order to be informed of any necessary precautions and receive any required vaccinations/inoculations. The Company will pay for any costs associated with the foregoing that are not covered by insurance.

(c)	Immigration Documents. It is your responsibility to ensure that you have a passport valid for at least six months beyond the start date of the Assignment, and any other immigration documents necessary for the Host Country. You are responsible for coordinating as soon as possible to secure these documents (note that obtaining them may be a very lengthy process). The Company will pay for the cost of obtaining all necessary travel and immigration documents for you and your Family Unit.

(d)	Will/Estate Planning. As the laws are different in every country, the Company recommends that you either have your will reviewed or that you prepare a will (if you have not already done so), and make appropriate arrangements regarding your estate, before you start the Assignment. This helps to ensure that your wishes are carried out and the law of the Host Country regarding the distribution of assets is not automatically implemented. The Company has provided an amount for this in the miscellaneous allowance described in Section 4(g) below.

(e)	Preliminary Visit; Destination Services Consultant. You and your spouse may make a preliminary visit to the Host Country for a maximum of five (5) days. The purpose of this trip is to find appropriate housing and become acquainted with the living environment in the Host Country. Travel arrangements and reimbursements should be made according to the Company’s business travel policy in effect at that time. In addition, you are entitled to destination services provided by a Company-designated provider in the Host Country to assist you in settling into the new environment and culture. In addition to home-finding assistance and lease negotiation, services typically include orientation for political, cultural and practical purposes, telephone and utility installation assistance, shopping recommendations, assistance with opening bank accounts, obtaining driver’s licenses, local government paperwork, etc., and health care and leisure activity guidance.

(f)	Shipment of Personal Goods. You are entitled to ship personal household goods by air to the Host Country up to a maximum of 300 lbs (or 135 kgs) and up to an additional 200 lbs (or 90 kgs) for each member of your Family Unit. Depending on whether the Host Country housing is rented furnished or unfurnished, you may be entitled to ship additional household goods by surface freight and to place in storage household goods that will not be shipped to the Host Country. You are responsible for coordinating the shipment of your household and personal effects with the Company-designated shipping services provider. Please see Exhibit “A”, attached and made a part hereof and consult the Company-designated shipping company for details of further restrictions and limitations applicable to the shipment of personal goods.

(g)	Miscellaneous Allowance. You will be provided with a one-time miscellaneous allowance of $41,667 that is intended to cover miscellaneous costs of relocating not specifically reimbursed hereunder. This amount will be paid at the onset of your relocation and is equal to one (1) month of Base Salary.

(h)	Travel to Host Country. You will be provided one (1) single one-way fare for you and each member of your Family Unit from the Home Country to the Host Country at the beginning of the Assignment. Class of travel and expenses en route will be in accordance with the Company’s business travel policy.

(i)	Temporary Accommodations. The Company will provide you with temporary accommodation from the commencement of the Assignment through March 31, 2011 if your regular living quarters in the Host Country are not immediately available.

•	On Assignment.

(a)	Tax Equalization. You will be provided tax equalization as described in Exhibit “B” to help ensure that you do not gain or lose financially due to the different tax and social security implications or consequences of the Assignment. Your burden in respect of the foregoing will remain at a similar level as if the Assignment had not taken place. This is achieved by deducting a “hypothetical tax” from your pay and the Company paying your actual income tax and social taxes on your Company income. The designated tax service consultant will explain tax equalization in more detail during your tax consultations. Notwithstanding anything in this Assignment Letter to the contrary, any payments made to you in connection with the foregoing tax equalization shall be made no later than the end of your second taxable year beginning after the taxable year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to such tax equalization payment relates, or, if later, your second taxable year beginning after the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. The tax equalization described in this subsection (a) and in Exhibit “B” and all of your obligations thereunder shall survive the termination of this Assignment Letter and your Assignment.

(b)	Miscellaneous Allowance. During the Assignment, you will be eligible to receive a Miscellaneous Allowance, which is a taxable payment to you in the annual amount of $60,000 per year, payable in the Home Country, in substantially equal bi-weekly installments in accordance with the Company’s regular payroll policies.

(c)	Home Leave. You will be provided with a home leave of one (1) round trip flight between the Host Country and the Home Country within each twelve (12) month period during the Assignment for you and each member of your Family Unit. Class of travel and expenses en route will be in accordance with the Company’s business travel policy. If the Company travel policy permits you to fly in business class, you may use the value of such airfare to support the cost of additional round trip flights to the Home Country in a lower class of service for you or members of your Family Unit, not to exceed the cumulative value of such higher class of airfare (if such higher class is permitted under the Company travel policy).

(d)	Income Tax Preparation. The Company will provide tax services via a designated tax service provider to assist you with any required income tax preparation services in both the Host Country and the Home Country with respect to any tax years falling within the Term (or the Extended Term, if applicable).

(e)	Vacation Entitlement. During the Assignment, you will be entitled to receive paid vacation on an annualized basis in the amount provided by the Company policy, currently 25 days per calendar year, plus any normal public holidays that are observed in the Host Country. This shall be in lieu of your vacation entitlement under the Employment Agreement.

(f)	Family Illness/Death. In the event of a serious illness or death in your or your spouse’s immediate family, the Company will bear the cost of direct route travel for you to the Home Country. For purpose of this provision, “immediate family” is defined as spouse, parents, siblings and children.

•	End of Assignment.

(a)	Termination of Assignment.

(i)	Unless earlier terminated or extended in accordance with the terms of this Assignment Letter, the Assignment shall automatically terminate at the end of the Term (or the Extended Term, if applicable).

(ii)	The termination of the Assignment will not result in the automatic termination of your employment with the Company; however, termination of your employment with the Company will result in the automatic and simultaneous termination of the Assignment. For the avoidance of any doubt, nothing contained in this Assignment Letter shall be construed as prohibiting or limiting or placing any conditions on the Company’s right to terminate your employment with the Company.

(b)	Repatriation. Upon termination of the Assignment other than in connection with or as a result of your assignment to a new location, the Company will pay (in accordance with Exhibit “C”, attached and made a part hereof) for the relocation of you and your Family Unit back to the Home Country in the following circumstances only:

(i)	The Company terminates your employment other than for Cause (as such term is defined in the Employment Agreement);

(ii)	The Assignment terminates in accordance with the terms of this Assignment Letter (other than as a result of termination of your employment with the Company); or

(iii)	You die or your employment is terminated by reason of your Disability (as such term is defined in the Employment Agreement).

Your rights to repatriation will not apply if you voluntarily resign or your employment is otherwise terminated other than under the circumstances described above.

(c)	Resignation. If you resign during the first year of the Assignment, you will be required to reimburse the Company for the investment made by it in connection with the Assignment as follows: The Company will be entitled to recover from you (i) the full amount of all costs and expenses associated with the Assignment if you resign within six months from the start of the Assignment or (ii) one-half of all such costs and expenses if you resign during the second six months of the Assignment.

(d)	Repayment of Indemnity/Termination Payments. If upon leaving the Assignment in the Host Country due to repatriation, transfer or termination, you receive any indemnity or termination payments which are required by local law or standard practice, such payments will be returned to the Company, excluding any such payments which you may be entitled to receive pursuant to the terms of the Employment Agreement if any). Any payment required by local custom and made locally (other than salary) must be returned to the Company. This subsection (d) shall survive the termination of this Assignment Letter and your Assignment.

5.	General Terms.

•	Confidentiality. The terms of this Assignment Letter shall be considered “Confidential Information” and treated as such in accordance with the terms of the Employment Agreement.

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Section 409A. The intent of the Company is that payments and benefits under this Assignment Letter comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Assignment Letter shall be interpreted to be in compliance therewith. It is intended that each installment, if any, of the payments and benefits, if any, provided to you pursuant to the terms and conditions of this Assignment Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. The Company shall not have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code. All reimbursements and in-kind benefits provided under this Assignment Letter (including without limitation the benefits provided pursuant to Section 4 hereof) shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. Unless otherwise expressly provided for in this Assignment Letter, all expenses or other reimbursements paid pursuant hereto that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Please acknowledge your agreement to the Assignment and your acceptance of the terms and conditions contained in this Assignment Letter by signing and dating the enclosed copy of this letter in the space provided below and returning a signed original to Susan Kunreuther.

Sincerely,

/s/ Jose Tomas
Jose Tomas
Chief Human Resources Officer
Burger King Corporation
Accepted and Agreed this
3rd day of November, 2010
Acknowledged and Agreed
/s/ Jose E. Cil	On behalf of Burger King Europe GmbH
Jose Cil	By:	/s/ Alison Perren
Name: Alison Perren
Title: VP HR EMEA

SCHEDULE A

Guidelines for Seconded Burger King Corporation Employees

1.	During the Assignment to the Host Country, you will perform services for and represent only the Host Entity. You should not act on behalf of or hold yourself out as an employee of Burger King Corporation (the “Company”) during the course of the Assignment. Activities which constitute the performance of services on behalf of the Company, include, but are not limited to the following:

a.	Negotiation or other facilitation of agreements that are or will be entered into by the Company;

b.	Executing any agreement, written or verbal, with any person, related or unrelated, on behalf of the Company;

c.	Representing the Company to any person, related or unrelated, in a trade show, meeting or any other forum; and

d.	Materially participating in any decision related to the management and/or direction of the Company.

2.	You should execute agreements, written or verbal, with any person, related or unrelated, on behalf of the Host Entity only when you are physically located in the same jurisdiction as that in which the Host Entity is incorporated.

3.	You should represent yourself as a representative of the Host Entity on business cards, letterhead, memorandum, fax, e-mail, instant message, report, presentation, project, voicemail and other similar documentation. You should not maintain a mailing address, telephone, fax, or other form of contact in any office of the Company.

4.	You should exclusively use the Host Entity’s business address and telephone service as place of contact.

5.	You should exclusively use the Host Entity’s e-mail address and system.

6.	You must abide by the Host Entity’s employment guidelines and comply with any of the Host Entity’s employment requirements.

EXHIBIT “A”

Shipment and Storage of Household Goods

The Company will assume the normal charges of shipping the required household goods, furnishings and personal effects for the expatriate and accompanying dependents. However, in some cases it may be more cost effective to provide furnishings locally. In those cases, when furnishings are provided locally, the expatriate will be eligible for airfreight shipment only of personal belongings.

The size and weight of the shipment must be within the limits described in this section. Included in these paid expenses are the following:

•	Packing and loading of household goods;

•	Pick up at the origination point (split pick ups require exception approval and should be avoided whenever possible);

•	Overland and overseas transportation;

•	Shipping documentation and related fees;

•	Host country customs and import duties on normal personal and household goods;

•	Insurance, subject to a limitation of the declared value of $100,000 (if the property values exceed these limitations, the additional insurance costs must be pre-approved before shipment);

•	Delivery, unpacking, and uncrating at the destination; and

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Loading, pick-up, overland and overseas transportation, shipping documentation and related fees, Host country customs and import duties and delivery for up to one (1) personal vehicle, excluding, however, any storage costs and/or costs to modify the vehicle to comply with local standards.

The Company will not pay any costs associated with the shipment of certain items. A list of such items can be found below.

The expatriate should make all arrangements for shipment and storage of household and personal goods with the BKC-designated provider.

The maximum air and surface weights are based upon the following table:

	Air Freight	Surface Freight*
Single or unaccompanied expatriate	300 lbs or 135 kgs	20 ft container

Accompanied expatriate	300 lbs (135 kgs) plus 200 lbs (90 kgs) for each dependent	40 ft container

*	This benefit assumes that the expatriate is moving into unfurnished housing. A 20- foot sea shipment container has an approximate 6,800 lb capacity.

The expatriate will be asked to complete an inventory, including the value of goods. If the inventory form is not prepared and forwarded to the carrier prior to the shipment so an insurance certificate can be issued, no insurance will be provided. Inventories that inaccurately represent the contents of the shipment, thereby causing delays or penalties, will be the sole responsibility of the expatriate, as will any associated costs. The expatriate is also responsible for obtaining appraisals, if appropriate, for certain personal property (as directed by the carrier).

Storage

As alternatives to shipping household goods or in addition to partial shipment, BKC may authorize storage of household goods in the home country for the duration of the assignment. This includes the cost of insurance as well as the eventual delivery after the assignment.

The Company will not pay any costs associated with the storage of certain items. A list of such items can be found in Appendix B.

Shipment of Pets

The expatriate is compensated for directly related fees associated with the shipment of up to two domesticated household pets, subject to host-country regulations. BKC will pay for travel to and from the host location, kenneling costs during quarantine and interim living periods. All other costs (for example, pet carriers, licenses, and required heath immunizations) are to be borne by the expatriate. Please note pets are not covered under the home leave benefit. Costs associated with the care of pets while the expatriate and family are away are the expatriate’s responsibility.

Excluded Costs (Shipping and Storage)

If the expatriate wishes to ship and/or store any of the items listed in the sections below, all related charges and expenses (including insurance) would be the responsibility of the expatriate. The Company will not accept any loss or damage claims for these items. Also the expatriate may not be allowed to ship or store such items due to relevant legislation and procedures:

Shipping Exclusions

•	All flammable items such as paints, varnishes, aerosol cans, combustible liquids, corrosives, and explosives;

•	Liquid propane tanks, and scuba tanks;

•	Ammunition, firearms and fireworks;

•	Illegal substances;

•	Pornographic material:

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Except as otherwise provided in this Exhibit “A”, automobiles, motorcycles, recreational vehicles, airplanes and gliders, boats, boat kits, inboard marine engines outboard motors and related automotive equipment;

•	Riding mowers and tractors;

•	Food stuff, other perishable items;

•	Drinking alcohol;

•	Non-household animals;

•	Plants, shrubs and trees

•	Bulky/heavy low value to weight ratio items such as cordwood, brick, sand, lumber and other building materials, and utility sheds;

•	Bulky/heavy wood working shop equipment or other hobby equipment of similar nature;

•	Swing sets, climbing gyms, and playhouses;

•	Satellite television/radio receiving discs/dishes, and related equipment;

•	Hot tubs, spas, whirlpool baths, and saunas;

•	Major household appliances (e.g., refrigerators, freezers, stoves, washers, and dryers);

•	Antiques, collector’s items, pianos, valuable works of art, jewelry, and other items of high value, including luxury items;

•	Any item intended for resale or private business use; and

•	Personal and household effects, furniture or other articles, not for the expatriate’s (or family’s) own use.

Storage Exclusions

•	All flammable items such as paints, varnishes, aerosol cans, combustible liquids, corrosives, and explosives;

•	Liquid propane tanks, and scuba tanks;

•	Ammunition, firearms and fireworks;

•	Illegal substances;

•	Automobiles, motorcycles, recreational vehicles, airplanes and gliders, boats, boat kits, inboard marine engines outboard motors and related automotive equipment;

•	Riding mowers and tractors;

•	Food stuff;

•	Antiques, collector’s items, pianos, valuable works of art, jewelry, and other items of high value; and

•	Any items requiring special storage services.

Exhibit ‘B”

Tax Equalization Policy

Introduction

BKC’s policy regarding tax reimbursement for expatriates is called “tax equalization”.

Objective

The objective of tax equalization is to ensure that the international assignment neither adds significantly to the expatriate’s tax liability nor results in significant tax savings due to differences in income and social tax costs between home and host countries. It ensures that the employee’s out-of-pocket obligations remain approximately the same as they would have been had he or she remained at home.

Reason for an International Assignment Tax Policy

The actual tax the expatriate incurs during the assignment differs from the amount of tax he or she pays during home-country employment. The change results from two independent factors:

•	The amount of taxable income, in most cases, significantly increases while on assignment (this increase is due to the inclusion, in reportable income, of assignment allowances and reimbursements); and

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The expatriate is usually subject to host-country taxation and the tax regulations (types of income taxed, tax rates, etc.) of international jurisdictions differ, often significantly, from those of the home country.

The result is often that the expatriate’s worldwide tax liability may increase significantly.

Scope

The tax equalization policy is limited to income and social taxes. The policy specifically excludes all other taxes such as inheritance/estate tax, gift tax, sales tax, and property tax.

Tax Equalization Methodology

The BKC-designated tax consultant will determine the appropriate method to ensure the expatriate and BKC pay their fair share of the taxes incurred during the assignment. The expatriate’s share of the tax burden is called “hypothetical tax” (see below).

The appropriate approach will depend on whether there are home-country and/or host-country tax liabilities as a result of the international assignment. Whether or not there will be tax liabilities in the home and host countries will depend on the locations involved and the circumstances of the assignment, such as the length of the assignment and whether there is a tax treaty between the two countries.

The methodology chosen will involve one or more of the following:

•	The expatriate continues to have actual home-country taxes deducted from their pay;

•	“Hypothetical tax” (see below) is deducted from the expatriate’s pay;

•	BKC pays the home-country tax liability and/or host-country tax liability on “tax-equalized income” (see below); or

•	BKC reimburses the expatriate for the tax he or she paid on assignment-related allowances and benefits.

Note that the expatriate will have either actual tax withholding or hypothetical tax deducted from a particular paycheck, and in general, not both. However, it is possible in the year when the assignment begins, and in the year when the assignment ends, both actual tax withholding and hypothetical tax deductions may be appropriate at different times during the year.

Overview of the Tax Equalization Process

Before starting the assignment, BKC’s designated tax assistance provider determines an estimate of the expatriate’s hypothetical tax. Preliminary hypothetical taxes are projected for the year based on hypothetical stay-at-home income and applicable deductions. Hypothetical tax is retained from each paycheck throughout the year. In exchange, BKC pays the expatriate’s actual host-country and home-country taxes, if applicable, during the assignment.

Once BKC’s designated tax assistance provider completes the tax returns for the year, a tax equalization calculation is computed. This ensures that the expatriate’s obligation regarding tax has been met. This calculation results in a balance due to or from BKC. The settlement of this balance represents the completion of the year’s tax equalization process.

Hypothetical Tax: Calculation and Process

Hypothetical tax is, as stated earlier, the portion of the overall tax liability for which the expatriate is responsible.

Calculation

All expatriates will have their hypothetical tax calculated based on the expatriate’s “normal” residency within his or her home country for both income and social taxes considering the relevant filing status and position (for example, marital status and number of dependents, etc.). This includes any applicable local government jurisdictions (such as state, province, canton, city, municipality, etc.).

The “normal” residency position will typically be that which exists immediately prior to the assignment, assuming the expatriate was living and working in his or her home country at that time. However, if that was not the case (for example the expatriate was on a sequential assignment), BKC will determine what the normal residency position for the expatriate would be based on the facts and circumstances of the particular case.

The deductions and credits used to calculate hypothetical tax may vary depending on whether or not the expatriate continues to have an ongoing tax filing obligation in the home country (e.g., U.S. citizens or permanent residents).

Ongoing Home Country Tax Filing Obligation	Deductions and Credits Used to Calculate Hypothetical Tax
Yes	Actual amounts on the home country tax return (excluding any credits that were funded by the BKC – see Section 5.9) but with the inclusion of any deduction for local government hypothetical tax (replacing actual local government tax) such as state income tax. *

No	“Standard” or general deductions and credits available to people with the same status (marital, family, filing, etc.).

*	For U.S. expatriates, hypothetical state and city tax replaces actual state and city taxes as a hypothetical itemized deduction.

Withholding

If it is determined that the expatriate should have hypothetical tax withheld, it is calculated by the BKC-designated tax consultant upon receipt of instructions from BKC. This estimated hypothetical tax is pro-rated based on the number of pay periods in the year and is retained from each paycheck throughout the year. In exchange, BKC pays the actual home-country and host-country taxes during the assignment.

Estimated hypothetical taxes are calculated at the beginning of the assignment, and are usually revised once a year after pay increases have been implemented, or upon other salary adjustments. Additional revisions will be necessary for any expatriate that experiences a relevant change in his or her situation (e.g. change in martial status, birth of a child, etc.). The expatriate should advise the designated tax consultant promptly of any significant change in the expatriate’s circumstances in order to calculate the necessary change in estimated hypothetical tax withholding.

The expatriate will be responsible for hypothetical home-country tax on special compensation items, in addition to base salary, which would have been paid if the expatriate had remained in the home country, such as incentive compensation (e.g., bonuses). Accordingly, hypothetical tax will be retained from such compensation when paid. BKC and the designated tax consultant will determine the appropriate withholding rate on such items.

Types of Income Included in Tax Equalization

BKC Income

The expatriate is responsible for hypothetical tax on BKC income that he or she would have received had they never gone on assignment (“stay-at-home” income). Additionally, the expatriate is responsible for the home country taxes on any shared savings payments and hardship allowances The “stay-at-home” (non-assignment) BKC income includes the following:

•	Salary (less pretax deductions)

•	Incentive compensation.; and

•	Income from exercises or settlements of BKC-awarded equity compensation realized during the assignment.

BKC is responsible for all actual home-country and host-country income taxes and social taxes assessed on income associated with the international assignment (with the exception of shared savings payments and hardship allowances). BKC is also responsible for actual host-country tax which may be payable on the “stay-at-home” (none-assignment) BKC income as outlined above, and on shared savings payments and hardship allowances.

Non-BKC Income

Generally, the expatriate is responsible for all taxes (home and host country) on all non-BKC income. This includes, but is not limited to:

•	Investment income (such as interest, dividends, and income from rental properties, partnerships, etc.);

•	Non-BKC employment income (including employment or self employment earnings from a working spouse);

•	Income derived from the sale of real property (e.g., capital gains); and

•	Income relating to currency gains related to mortgage transactions.

However, where the expatriate is taxed on investment income in the host-country due to no action taken by the expatriate, BKC will tax equalize up to $50,000 of this income. This excludes income from exercises or settlements of BKC-awarded equity compensation realized during the assignment. Additionally, where the expatriate is taxed in the host-country on the sale of his primary residence located at 10500 Snapper Creek Road, Miami, Florida, BKC will tax equalize up to $50,000 of this income.

Action taken by the assignee that could result in the host country taxing the income includes remitting such income into the host country, or realizing a capital gain. The expatriate should contact the BKC-designated tax consultant before taking any action that may result in the generation of tax in the host country.

Retirement Plans

In some instances, the host country may assess an income tax on the earnings in retirement-related accounts, such as pension plans. As BKC recognizes that expatriates need to protect such income from inadvertent taxation until retirement, BKC will pay any host-country tax levied in this regard.

Spousal Income

If the expatriate’s spouse decides to work in the host country, the spouse will bear host-country tax costs (and any home-country taxes, if applicable) associated with such income.

In the event that the expatriate and spouse file a joint host-country tax return, a determination will be made as to whether BKC has funded through estimated tax payments or balance due payment any of the spouse’s share of host-country tax. If BKC has funded any of the spouse’s liability, the expatriate will be required to reimburse the BKC.

If the expatriate’s spouse is employed outside the home country by an entity other than BKC and the spouse is covered by the other entity’s tax equalization policy, the manner in which the tax equalization calculation and reimbursable host-country taxes are calculated will be determined on a case-by-case basis. This approach will ensure that the expatriate receives the tax equalization benefit to which he or she is entitled by eliminating any distorted results that could occur if the standard calculations were performed.

Estimated Tax Payments, Interest, and Penalties

BKC is only responsible for any interest or penalties associated with BKC income, assuming the expatriate has adhered to his or her responsibilities. The expatriate is responsible for all other interest and penalties (e.g. those that accrue due to the expatriate missing a filing deadline).

Social Taxes

Social taxes may exist in the host country as well as the home country. In order to avoid double taxation, many countries have signed “totalization agreements” (social security treaties). If the expatriate’s home country and host country have entered into a totalization agreement, then the expatriate will not be subject to social taxes in both countries but will pay into one only, usually the home country.

However, no matter what the actual social security liabilities are, the expatriate will only be responsible for hypothetical home-country social taxes on “stay-at-home” BKC income, and BKC will pay all actual social taxes on such income.

Final Settlement

Tax Equalization Calculation

As previously stated, the tax equalization settlements are prepared annually after the preparation of the expatriate’s tax returns, using final income and other relevant data, in order to:

•	Calculate and reconcile the expatriate’s final hypothetical tax responsibility; and

•	Allocate all actual host-country taxes (and any home-country taxes, if applicable) between the expatriate and BKC.

Tax equalization calculations are prepared by the BKC-designated tax consultant to ensure consistency and proper application of BKC policy. The BKC-designated tax consultant will send BKC a copy of the summary tax data from the equalization for processing at the time the equalization is mailed or delivered to the expatriate.

The tax equalization settlement usually results in an amount due to/from the expatriate.

Any payments due to BKC from the expatriate must be settled within 30 days of the later of:

•	Receipt of the tax equalization calculation; or

•	Receipt of any refund due to the expatriate by the home and/or host country taxing authorities.

BKC also reserves the right to stop the payment of assignment allowances or deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances.

Actual Tax Return Balances

Upon receipt of the completed tax returns, the expatriate is expected to pay any balance due. Conversely, if the actual returns generate a refund, the expatriate will collect the refund. Both balances due and refunds owed will be included as part of the tax equalization settlement (see above).

BKC may, at its discretion, make direct payments to the taxing authorities on behalf of the expatriate for taxes owed when the tax is BKC’s responsibility, as determined by the tax equalization settlement.

Tax Credits

Any tax credits for taxes paid by BKC, which reduced the expatriate’s income tax liability before, during, or subsequent to an assignment, are owned/utilized by BKC. After repatriation, BKC determines whether to keep the expatriate in the tax equalization program if the expatriate has carryover tax credits that may be used in the future. BKC retains the tax benefit for utilization of the tax credit. BKC continues to pay for the preparation of the expatriate’s home-country income tax return during these years.

Tax Preparation Assistance

It is the Company’s policy that all expatriates on international assignment comply fully with all applicable laws and regulations relating to filing procedures and payment of taxes. Therefore, the Company provides expatriates with the services of a Company-designated tax consultant to assist in preparing home- and host-country tax returns for the duration of the assignment and, if necessary, the year after repatriation. Tax returns will also be prepared on behalf of the accompanying spouse/partner if separate returns are legally required. The expatriate is responsible for complying with all requirements regarding personal tax filings and payments to each taxing authority to which any such requirement exists. If an expatriate fails to provide required tax information, any resulting penalties or interest will be borne by the expatriate.

Exhibit “C”

Repatriation

If the expatriate is repatriating, the same functional process for relocation as pre-departure is applicable in reverse. That is, the Company pays for the shipping of household goods and temporary living expenses, relocation allowance and other relocation-related benefits as described in this Assignment Letter and discontinues premiums from the effective transfer date. To be eligible for the benefits outlined above, relocation back to the home country must occur within a period of 30 days after the effective date of termination. Should an expatriate not choose to exercise the option of transportation and moving expense outlined above, no substitute payment will be made nor extensions authorized.